UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2007

CF Industries Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

4 Parkway North, Suite 400
Deerfield, IL	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on April 26, 2007, Ernest Thomas, Senior Vice President and Chief Financial Officer of CF Industries Holdings, Inc. (the “Company”), announced his intention to resign as an officer of the Company, effective April 27, 2007, in order to accept another position. Mr. Thomas, who remained an employee of the Company for a short period following his resignation, is expected to serve as a consultant through September 30, 2007.

In connection with his resignation, the Company and Mr. Thomas entered into a Separation Agreement and Release, dated May 24, 2007.  Pursuant to the terms of the Separation Agreement and Release, Mr. Thomas has agreed to provide consulting services to the Company until September 30, 2007, for which he will be paid at an hourly rate of $500.  In accordance with the Company’s equity plans and agreements, Mr. Thomas’s equity awards will continue to vest during the consulting period. In addition, the Company will pay to Mr. Thomas, as separation pay, a lump sum payment of $500,000 and will pay Mr. Thomas’s premiums for welfare benefit continuation for 12 months following termination.  Mr. Thomas will also receive a cash payment in respect of unvested Company contributions under the Company’s qualified and non-qualified savings plans which were forfeited upon his resignation.  These payments and benefits are conditioned upon Mr. Thomas executing a general release of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2007	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Vice President, General Counsel, and Secretary